Exhibit 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 27, 2017, relating to the consolidated balance sheet of Indiana Michigan Power Company and subsidiaries (the “Company”) as of December 31, 2016, and the related consolidated statements of income, comprehensive income (loss), changes in equity, and cash flows for each of the two years in the period ended December 31, 2016 appearing in or incorporated by reference in the Annual Report on Form 10-K of the Company for the year ended December 31, 2017, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Columbus, Ohio
May 22, 2018